Certificate of Registration on Change of Name

This is to certify that

HUNTER ENERGY LIMITED

Australian Company Number 624 824 791

did on the second day of June 2021 change its name to

VERDANT EARTH TECHNOLOGIES LIMITED

Australian Company Number 624 824 791

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in New South Wales and the date of commencement of registration is the sixth day of March, 2018.

Issued by the
Australian Securities and Investments Commission
on this second day of June 2021.

J Longo

Joseph Longo
Chair

CERTIFICATE